Exhibit 15.4

Our ref           KKZ/660390-000001/9502497v1

Direct tel        +852 3690-7432

E-mail            karen.zhang@maplesandcalder.com

Jiayuan.com International Ltd.
15th Floor, Anhua Development Building
No. 35 Anding Road
Chao Yang District
Beijing, China

May 13, 2016

Dear Sir

Jiayuan.com International Ltd. (the “Company”)

We have acted as legal advisers as to the laws of the Cayman Islands to Jiayuan.com International Ltd., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2015 (“Form 20-F”).

We hereby consent to the reference of our name under the heading “You may have difficulties in enforcing judgments obtained against us” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder
Maples and Calder